Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

This amended and restated agreement (hereinafter “Agreement”), dated as of the Effective Date (defined below), is by and among the University of Rochester, an educational institution chartered by the State of New York and having its principal place of business at 601 Elmwood Avenue, Box URV, Rochester, New York 14642 (“University”), Oscine Corp., a Delaware corporation (“Oscine Corp”) and Sana Biotechnology, Inc., a Delaware corporation (“Sana”).

1.0 Preamble and Assignment

1.1 University is the owner by assignment of, or has the exclusive right to license (as described in Section 18.1), the Licensed Patents as defined below.

1.2 University desires that the Licensed Patents be used as soon as possible for the development of products and processes for public use and benefit, and to this end desires to license the Licensed Patents to a company capable of such development.

1.3 Sana, as Licensee desires to acquire a license to the Licensed Patents so that it can develop products and processes for public use and benefit.

1.4 University, on the one hand, and Oscine Therapeutics US Inc (an Affiliate of Licensee) previously entered into a license agreement, dated May 18, 2017, with respect to the Licensed Patents (the “Initial License Agreement”), which was terminated in its entirety as of September 1, 2018. Subsequent to termination of the Initial License Agreement, University, on the one hand, and Oscine Corp and Oscine Holdings, LLC (“Holdings”) on the other, entered into that certain license agreement with respect to the Licensed Patents with an effective date as of October 1, 2018 (the “Second License Agreement” and, together with the Initial License Agreement, the “Prior Agreements” and such date of October 1, 2018, the “Original Effective Date”).

1.5 Because Oscine Modeling IVS, a corporation previously organized and existing under the laws of the United Kingdom of Denmark and an Affiliate of Oscine Corp (“Oscine Modeling”), has been dissolved, the parties hereto desire to terminate any and all licenses or other rights reserved for granting under the Prior Agreements to Oscine Modeling, which licenses and other rights have been intentionally omitted herefrom.

1.6 Sana, Holdings and Oscine Corp previously entered into a entered into a Collaboration and Option Agreement, dated November 8, 2018 (the “Option Agreement”), relating to, among other things, the Acquisition of Oscine Corp; and Sana, Holdings and the parties named therein, including the University, intend to enter into a Stock Purchase Agreement, pursuant to which Sana shall acquire all of the outstanding stock of Oscine Corp from Holdings (the “Purchase Agreement”). As a result of the Option Agreement and the Purchase Agreement, the University has and will receive substantial consideration pursuant to the Prior Agreements and this Agreement.

1.7 In connection with the proposed Acquisition of Oscine Corp, and as inducement to Sana to consummate the Acquisition of Oscine Corp, Sana, University, Oscine Corp and Holdings wish to (i) amend and restate the Second License Agreement on the terms set forth herein, to, among other things, restate and clarify the Second License Agreement and remove Holdings as a party to this Agreement going forward, (ii) assign the Second License Agreement, as amended and restated by this Agreement, including all rights and obligations under the Second License Agreement, from Oscine Corp to Sana, and (iii) include certain provisions related to (a) [***] from Licensee to University and from University to Sana of intellectual property arising from the laboratories of Dr. Steven Goldman (“Dr. Goldman”) at University and at Licensee, (b) the right of Licensee to fund Dr. Goldman’s research at University and (c) Licensee’s right to negotiate additional licenses for technology arising from Dr. Goldman’s laboratory at University, in each case (i) through (iii) effective as of the Effective Date.

1.8 Oscine Corp does hereby, effective as of the Effective Date, irrevocably assign, transfer, convey and deliver to Sana the Second License Agreement, as amended and restated by this Agreement, including all rights and interest of Oscine Corp in the Second License Agreement, and obligations of Oscine Corp thereunder, and Sana agrees to accept such assignment and to assume such obligations and be bound to the terms of the Second License Agreement, as amended and restated by this Agreement, with respect thereto. This Agreement, including the rights, interest, and obligations under the Second License Agreement assigned and transferred hereunder shall serve as the agreement between Sana and University with respect thereto. Accordingly, Sana and University agree that, upon such assignment, transfer, and assumption, each of Sana and University shall be entitled to enforce the applicable terms of the Second License Agreement, as amended and restated by this Agreement, against each other, provided that (i) the termination of Oscine Corp’s remaining rights under the Second License Agreement shall not have any effect on the assignment to Sana hereunder and (ii) University shall not be entitled to limit or terminate the rights assigned to Sana hereunder based on any default or breach by Oscine Corp of the Second License Agreement occurring prior to the Effective Date.

1.9 University hereby consents to the transfer and assignment from Oscine Corp to Sana, and assumption by Sana from Oscine Corp, effective upon the Effective Date, including all rights, interest, and obligations under the Second License Agreement, as amended and restated by this Agreement.

1.10 All references to “Licensee” under this Agreement shall mean Sana.

2.0 Definitions

2.1 Terms defined in this Article 2.0, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or in the plural, as sense requires.

2.2 “Acquisition” means, with respect to any entity (a) (i) the sale by such entity of all or substantially all of its assets, (ii) the consummation of the merger or consolidation of such entity with or into another entity (except a merger or consolidation in which the holders of voting securities of such entity immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of an entity or the surviving or acquiring entity immediately following such merger or consolidation), or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in a transaction or a series of related transactions, to a person or group of affiliated persons, of such entity’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of such entity (or the surviving or acquiring entity), or (b) the granting of or entry into any option, right or similar agreement relating to any of the transactions set forth in clause (a).

2.3 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with the Licensee directly or indirectly through one or more intermediaries. “Controls”, “control,” or “controlled” as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the issued shares or the voting stock of such corporation.

2.4 “Beneficial Owner” means the natural person that ultimately controls a corporation or other legal entity directly or indirectly through one or more intermediaries. “Control” as used in this Section 2.3 shall have the same meaning as defined in section 2.3.

2.5 “Cell-Based Therapies” means therapies involving the administration of cells (including differentiated or modified cells) to a patient, including therapies involving transplantation and injection of cellular material.

2.6 “Cell Therapy Field” means the field of Cell-Based Therapies for human diseases and disorders.

2.7 “CNS Field” means the field of Cell-Based Therapies for human central nervous system diseases and disorders.

2.8 “Confidential Information” means information that is (A) marked as confidential, or, (B) if orally or visually disclosed, is indicated at the time of disclosure as confidential and/or provided in written form within [***] (but in either case (A) or (B) subject to the exceptions set forth in Section 5.1). Notwithstanding the foregoing, the receiving party will have no obligation of confidentiality hereunder (including non-use and non-disclosure) relating to any information of the disclosing party that:

(i) is disclosed by the disclosing party without restriction on further dissemination or is otherwise disclosed by the receiving party in compliance with the terms of the disclosing party’s prior written approval; or

(ii) at the time of receipt by the receiving party was independently known or developed by the receiving party, or becomes independently known to the receiving party thereafter, and can be so documented by written records; or

(iii) at any time becomes generally known to the public or otherwise publicly available through no fault of receiving party; or

(iv) has been or is made available to receiving party by a third party having the lawful right to do so without breaching any obligation of nonuse or confidentiality to disclosing party; or

(v) the receiving party is obligated to disclose in order to comply with applicable laws or regulations, or with a court or administrative order, provided that the receiving party

(A) promptly notifies the disclosing party, and (B) cooperates reasonably with the disclosing party’s efforts to contest or limit the scope of such disclosure.

2.9 “Cover” or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Patent Right, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe a claim of such Patent Right or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue and become a claim under a Patent Right.

2.10 “Effective Date” shall mean the date of Closing (as defined in the Purchase Agreement) of the Acquisition of Oscine Corp by Sana.

2.11 “Licensed Field” means research, development, manufacture and commercialization of Cell-Based Therapies for central nervous system diseases and disorders ; provided that, for clarity, the Licensed Field shall not include the commercialization (including sale or distribution) of Licensed Products that are animal models.

2.12 “First Commercial Sale” means the initial transfer by or on behalf of Licensee, its Affiliate, or its Sublicensee of Licensed Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

2.13 “Inventors” mean listed individuals as appear in the inventors section in the patents and patent applications listed in Appendix A and as further defined in “Licensed Patents” (section 2.17).

2.14 “Licensed Product” means any tangible materials or processes which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more issued, unexpired patent claims, or one or more claims in a pending patent application, contained in the Licensed Patents in the country of manufacture, use, or sale.

2.15 “Licensed Know-How” means any Know-How which is disclosed or transferred by University to Licensee or its Affiliates and which is reasonably necessary or useful to research, develop import, make, have made, use, sell, offer to sell and otherwise exploit Licensed Products or any products that were or have been Licensed Products.

2.16 “ Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions, methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological, and clinical test data and results, research data, reports and batch records), preformulation, formulation, analytical and quality control data, analytical methods, full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms; and / or

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical materials,

2.17 “Net Sales Revenue” means the gross amount of monies or cash equivalent or other consideration that is collected by Licensee, Affiliate, or Sublicensees from unrelated third parties for sale or transfer of Licensed Products, less [***]. No other deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee or Sublicensees or on its payroll. A transfer of Licensed Product to a Sublicensee or Affiliate for end use but not resale by the Sublicensee or Affiliate shall be treated as a collection by Licensee at the list price of the Licensee in an arm’s- length transaction. In the event that a Licensed Product is sold for a single price in combination with another ingredient, product or service (a “Combination Product”), for which no royalty would be due hereunder if sold separately, Net Sales Revenue shall be calculated, on a country by country basis, by multiplying the Net Sales Revenue of the Combination Product by the fraction A/(A + B), where A is the average gross selling price during the previous calendar half of the Licensed Product sold separately and B is the average gross selling price during the previous calendar half of the therapeutically active pharmaceutical ingredient, product or service. In the event that the Licensed Product is sold separately during the previous calendar half and the other active ingredient, product or service is not sold separately during the previous calendar half, then Net Sales Revenue shall be calculated by multiplying the Net Sales Revenue of the Combination Product by the fraction A/C, where “A” is the average gross selling price during the previous calendar half of the Licensed Product, and “C” is the average gross selling price during the previous calendar half of the Combination Product. In the event that a particular Combination Product is not addressed by the foregoing, then Net Sales Revenue shall be determined by the parties in good faith, taking into account the relative fair market value contribution of the Licensed Product and the other therapeutically active pharmaceutical ingredient, product or service in such Combination Product.

2.18 “Licensed Patents” means those patents and patent applications listed in Appendix A and all patents claiming priority thereto or arising therefrom.

2.18.1

“Licensed Patents” includes all patents and patent applications listed on Appendix A, whether domestic or foreign, along with all corresponding foreign patents and patent applications, any patents or patent applications claiming a right of priority to any of the foregoing, and including all provisionals, divisionals, continuations, reissues, reexaminations, renewals, extensions, and supplementary protection certificates of any of the foregoing patents and patent applications along with any patents issuing from any of the foregoing.

2.18.2

Only to the extent that claims issuing therefrom obtain the benefit of a priority date of any of the foregoing applications and contain one or more claims directed to the invention or inventions disclosed in 2.18.1., “Licensed Patents” also includes continuations-in-part, and all divisionals and continuations of these continuations-in-part, patents arising therefrom, and foreign patents, extensions, and supplemental protection certificates and applications corresponding thereto.

2.19 “Patent Rights” means patents and patent applications, along with all corresponding foreign patents and patent applications, any patents or patent applications claiming a right of priority to any of the foregoing, and including all provisionals, divisionals, continuations, reissues, reexaminations, renewals, extensions, and supplementary protection certificates of any of the foregoing patents and patent applications along with any patents issuing from any of the foregoing. Only to the extent that claims issuing therefrom obtain the benefit of a priority date of any of the foregoing applications and contain one or more claims directed to the invention or inventions disclosed in a patent or patent application, “Patent Rights” also includes continuations-in-part, and all divisionals and continuations of these continuations-in-part, patents arising therefrom, and foreign patents, extensions, and supplemental protection certificates and applications corresponding thereto.

2.20 “Sublicense” means the present, future or contingent license (or option to license) granted under the Licensed Patents, in whole or in part, to any third party (other than a third party distributor or wholesaler), of rights to sell or offer to sell Licensed. For the avoidance of doubt, a grant of rights to a third party for the research, development or manufacture of Licensed Products by a third party with or on behalf of Licensee without a grant of rights to such third party to sell or offer to sell Licensed Products shall not be a Sublicense as that term is used herein.

2.21 “Sublicensee” means any third party to whom Licensee has granted a Sublicense pursuant to Article 4.0 of this Agreement sell the Licensed Product under the Licensed Patents, provided the third party has agreed in writing with Licensee to accept the conditions and restrictions agreed to by Licensee in this Agreement.

2.22 “Territory” means worldwide.

3.0 Grant of Rights; Grant-Backs; Right to Fund; Right to Negotiate

3.1 Grant. Subject to the terms of this Agreement, including the reservation of rights in Articles 3.2, 3.3 and 3.4, University hereby grants to Licensee, and Licensee accepts, (i) an exclusive, royalty-bearing license, with the right to Sublicense (subject to Section 4 hereof), under the Licensed Patents and (ii) a non-exclusive, royalty-free license (subject to Section 4 hereof) under the Licensed Know How, in each case (i)—(ii) to research, develop import, make, have made, use, sell, offer to sell, commercialize and otherwise exploit Licensed Products in the Licensed Field in the Territory. For the avoidance of doubt, the foregoing license includes the right to research, develop, make, have made (limited solely to a third party making and providing such animal models to Licensee, with contractual limitations on such third party to prohibit any other use or development of such animal models by the third-party except for research purposes solely for Licensee), and use Licensed Products that are animal models solely to research, develop, import, make, have made, use, sell, offer to sell, commercialize and otherwise exploit Licensed Products that are therapeutic products in the Licensed Field, but shall not include the right to sell, offer for sale, or commercialize (nor sublicense for any purposes other than for research or manufacture solely for Licensee in relation to Licensed Products in the Licensed Field) Licensed Products that are animal models. For the further avoidance of doubt, the foregoing license shall not limit University’s ability to research, develop, import, make, have made, sell, offer for sale or use animal models Covered by the Licensed Patents for any purpose, or to license the Licensed Patents to other entities, to research, develop, import, make, have made, sell, offer for sale, or use animal models Covered by the Licensed Patents for any purpose, except, in either case to research (subject to the reservation of rights in Section 3.2), develop, import, make, have made, sell, offer for sale or use Licensed Products that are therapeutic products in the Licensed Field. Additionally, the foregoing license shall not limit University’s ability to license to other entities the Licensed Patents outside of the Licensed Field.

3.2 Reservation of Rights. The University and Inventors of the Licensed Patents expressly reserve the right to use the Licensed Patents (i) for internal academic research other than Clinical Research, and for teaching, and other education related purposes; (ii) in publications related to its scientific research and findings; and (iii) for any other purpose that is not inconsistent with the rights granted to Licensee under this Agreement and provided that all University activities are strictly non-clinical, non-commercial and not for any for-profit or private purpose and are not sponsored by, or conducted for the benefit of, any commercial entity other than Licensee or its Affiliates. For the purposes of this definition “Clinical Research” means the application or introduction of a Licensed Product in the Licensed Field into a human subject.

3.3 Government Rights. Article 3.1 notwithstanding, Licensee acknowledges that Licensed Patents may involve federal research funding, that University has obligations (“Obligations”) under Title 35 of the United States Code Sections 200-204, and that actions taken by University to fulfill such Obligations, if applicable to any given Licensed Patents, will not be deemed inconsistent with University’s obligations under this Agreement. Licensee acknowledges that Obligations include, but are not limited to, the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to the applicable Licensed Patents by University to the United States government, and a statement of United States Government patent rights on all the applicable patents and patent applications within the Licensed Patents. Licensee agrees that Licensed Products covered by such applicable Licensed Patents made, used or sold in the United States must be manufactured substantially in the United States so long as the license granted pursuant to Article 3.1 remains exclusive, unless a written waiver is obtained in advance from the United States government. University will use reasonable efforts to work with Licensee to obtain such a waiver at Licensee’s reasonable request and Licensee’s expense.

3.4 No Other Rights Implied This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than the Licensed Patents defined in Section 2.17 and Appendix A attached hereto, regardless of whether such patents are dominant or subordinate to the Licensed Patents.

3.5 University-Licensee Grant-Back Rights

3.5.1	Definitions. For the purpose of this Section 3.5:

(a) “Licensee CNS Group IP” shall mean any Patent Rights owned by Licensee that Cover inventions in the CNS Field and which are first conceived and reduced to practice solely by (i) Dr. Goldman in Licensee facilities while acting in his capacity as an employee of Licensee or (ii) Dr. Goldman in Licensee facilities while acting in his capacity as an employee of Licensee jointly with any members of Dr. Goldman’s group at Licensee and no other Licensee personnel. For the purposes of this definition, “members of Dr. Goldman’s group at Licensee” shall mean [***].

(b) “University Follow-On Inventions” means any inventions that (I) are conceived and/or reduced to practice in connection with the use of any Licensee CNS Group IP, (II) make use of or employ any Licensee CNS Group IP, or (III) include, incorporate or constitute an improvement of or modification to, the Licensee CNS Group IP, or (IV) are otherwise derived from or related to the Licensee CNS Group IP and in each case (I-IV) which (A) are conceived, reduced to practice or invented by Dr. Goldman at University while acting in his capacity as an employee of University, or by Goldman Lab Members, or otherwise through the significant use by Dr. Goldman or Goldman Lab Members of University resources and (B) are first conceived by Dr. Goldman or any Goldman Lab Member during the period commencing on the Effective Date and ending on the date that is [***] following the later of (x) the date on which the applicable Licensee CNS Group IP described in the foregoing I-IV first becomes published or (y) the date on which Dr. Goldman is no longer employed by Licensee or any of its Affiliates (such time period set forth in the foregoing clauses (x) and (y) as applicable, the “Improvement Period”).

(c) “Goldman Lab Members” shall mean [***]. Goldman Lab Members includes [***].

(d) “University Follow-On IP” shall mean any Patent Rights that Cover University Follow-On Inventions

3.5.2.

Licensee License to University. Licensee shall, and hereby does, grant to University a non-exclusive, royalty free, non-sublicensable license solely for Dr. Goldman or any Goldman Lab Members to practice the Licensee CNS Group IP within Dr. Goldman’s laboratory at University solely for internal academic research purposes (and not for any commercial or for-profit or private purpose), provided that “internal academic research purposes” shall exclude the use of any agent Covered by the Patent Rights as a therapeutic or the application or introduction of any agent Covered by the Patent Rights into human subjects or patients.

3.5.3

University License to Licensee; Option for Exclusive License. University will disclose in reasonable detail all University Follow-On Inventions to Licensee within [***] following the disclosure of such inventions by Dr. Goldman or any Goldman Lab Member to the University technology transfer office. University will provide a draft of any filings with respect to the University Follow-On Inventions to be made with patent offices in any jurisdiction. University will reasonably consider Licensee’s comments in input respect to any such filings. Licensee will automatically have, and University hereby grants to Licensee, a worldwide, non-exclusive, sublicensable (subject to the restrictions set forth in provisos in clauses (i) and (ii) at the end of this sentence) royalty-free, perpetual license to practice the University Follow-On Inventions, which shall include a non-exclusive license under any associated University Follow-On IP and any Know-How embodying such inventions or that is reasonably necessary or useful to research, develop import, make, have made, use, sell, offer to sell and otherwise exploit any such inventions, for all lawful purposes; provided that (i) such license shall only be sublicensable for the purposes of the research, development, manufacture and/or commercialization of Company’s or its Affiliates’ products (alone or with one or more collaborators) and not the products of any other third party, and (ii) any disclosure by Licensee of any such Know-How that constitutes Confidential Information of University (other than information set forth in Section 2.5(i)-(v)) shall be subject to Section 5.2 hereunder. In addition, on a University Follow-On Invention-by-University Follow-On Invention basis, Licensee will have, and University hereby grants to Licensee, the first option (the “Option”) to enter into a worldwide, royalty-bearing, sublicensable, exclusive license to each University Follow-On Invention (which shall include a license under any related University Follow-On IP, and provided that any license to Know-How would be non-exclusive and subject to the same limitations with respect to the sublicense of Licensed Know-How hereunder as set forth in Section 4.0 hereof). Licensee may exercise each Option by providing written notice to University (“Licensee Option Exercise Notice”) before [***] from the date on which the invention disclosure was made by University to Licensee (the “Option Period”) that it is exercising the Option. If Licensee exercises its Option then the applicable University Follow-On Inventions and associated University Follow-On IP may either be licensed in a separate license agreement or added as additional Licensed Patents under this Agreement by additional amendment to this Agreement, with economic and other terms for products Covered by such University Follow-On IP to be negotiated and agreed in good faith by the parties within [***] following the date of the Licensee Option Exercise Notice (the “Follow-On Invention Negotiation Period”). If Licensee does not provide the Licensee Option Exercise Notice within the Option Period, or Licensee provides the Licensee Option Exercise Notice but for any reason the Parties do not enter into a definitive agreement within the Follow-On-Invention Negotiation Period, in any such case University shall be free to enter into an agreement with any third party relating to such University Follow-On Invention, without further obligation to exclusively license such rights to Licensee.

3.6 Licensee ROFN.

3.6.1	Definitions. For the purposes of this Section 3.6:

(a) “Subject Invention” shall mean any invention in the Cell Therapy Field for which Dr. Goldman is an inventor (either solely or jointly with others), invented after the Effective Date, other than (i) any invention arising under the University-Licensee SRA and which constitutes or is covered by University IP under, and as that term is defined in, the University-Licensee SRA or (ii) any University Follow-On Inventions for which rights are granted by University to Licensee under Section 3.5 of this Agreement.

(b) “Subject Know-How” means University’s rights (whether sole or joint) in any Know-How embodying any Subject Invention or that is reasonably necessary or useful to research, develop, import, make, have made, use, sell, offer to sell and otherwise exploit any Subject Invention.

(c) “Subject Patent Rights” means University’s rights (whether sole or joint) in any Patent Rights Covering any Subject Invention.

3.6.2

Licensee ROFN. If, at any time during the period commencing on the Effective Date and ending upon the date that is [***] following the date of termination, by Dr. Goldman or Licensee or any of its Affiliates, of Dr. Goldman’s employment (or co-employment) by Licensee or such Affiliate as applicable (the “ROFN Term”), University seeks to license, transfer or assign to a third party the right under any Subject Patent Rights to research, develop import, make, have made, use, sell, offer to sell, commercialize and/or otherwise exploit any

Subject Invention in the Cell Therapy Field, University shall provide Sana with written notice that University seeks to license, transfer or assign such Subject Patent Rights (the “ROFN Notice”). If, within [***] after the date of ROFN Notice (the “ROFN Notice Period”), Licensee provides a written notice that Licensee wishes to negotiate with University the terms of a potential license to such Subject Patent Rights (such notice, a “ROFN Exercise Notice”), the Parties shall negotiate exclusively and in good faith for a period of up to [***] after the ROFN Exercise Notice (the “Subject Invention Negotiation Period”) to finalize a definitive license agreement for such Subject Patent Rights, which license would (i) be executed by either entering into a separate license agreement, or adding through amendment to this Agreement such Subject Patent Rights as additional Licensed Patents under this Agreement, with economic and other terms to be agreed in good faith by the parties during the Subject Invention Negotiation Period, and (ii) include a non-exclusive license under any Subject Know-How embodying such inventions or that is reasonably necessary or useful to research, develop import, make, have made, use, sell, offer to sell and otherwise exploit any such inventions.

3.6.3

If Licensee does not provide the ROFN Exercise Notice within the ROFN Notice Period, or Licensee provides the ROFN Exercise Notice but for any reason the Parties do not enter into a definitive agreement within the Subject Invention Negotiation Period, in any such case University shall be free to enter into an agreement with any third party relating to such Subject Patent Rights, without further obligation to Licensee. If University does not enter into a definitive agreement with a third party (a) within [***] after the date of Licensee’s failure to provide the ROFN Exercise Notice within the ROFN Notice Period, or (b) within [***] following the expiration of the Subject Invention Negotiation Period in the event of parties’ failure to enter into a definitive agreement within the Subject Invention Negotiation Period, as applicable, then such Subject Patent Rights shall again become subject to this Section 3.6 if University seeks, or is continuing to seek, to license such Subject Patent Rights in the Cell Therapy Field in any country in the world.

3.7 Survival of Certain Terms. The provisions of Section 3.5 shall survive any expiration or earlier termination of this Agreement until the last to expire Improvement Period thereunder. The provisions of Section 3.6 shall survive any expiration or termination of this Agreement until the expiration of the ROFN Term. Notwithstanding the foregoing, any perpetual licenses granted pursuant to Sections 3.5 or 3.6 shall survive in perpetuity.

4.0 Sublicensing

4.1 Right to Sublicense. During the term of the license granted in Article 3.1 of this Agreement, Licensee will have the right to grant Sublicenses to Licensed Patents in the Licensed Field and Territory at terms and conditions not less favorable to University than those required by this Agreement. If Licensee grants exclusive Sublicenses to Licensed Patents for one or more particular field(s) of use, or one or more particular territory/ies, Licensee must give prior written notice to University. Notwithstanding the aforesaid, Licensee may transfer or assign the entirety of its rights hereunder to any Affiliate of Licensee, and (b) upon written approval of University, such approval not to be unreasonably withheld, delayed or conditioned, Licensee may transfer or assign the entirety of its rights under this License to an established commercial entity actively manufacturing and selling in the Licensed Field. For the avoidance of doubt, in addition to the right to grant Sublicenses to Sublicensees provided hereunder, Licensee may sublicense the rights to research, develop or manufacture Licensed Products granted hereunder (including a disclosure of any Licensed Know-How) to one or more third parties, such as contract research organizations, academic collaborators and contract manufacturers, for the research, development or manufacture of Licensed Products by any such third party with or on behalf of Licensee, provided that the terms of any such sublicense shall not include any commercial rights and are not inconsistent with the terms of this Agreement.

4.2 Required Terms of Sublicense. Each Sublicense granted by Licensee must provide that the Obligations to University of Article 3.3 (Government Rights), Article 6.0 (Diligence), Article 10.0 (Record Keeping), Article 14.0 (Patent Marking), Article 17.0 (Use of Names), and Article 19.0 (Indemnification) of this Agreement are binding upon the Sublicensee as if it were a party to this Agreement. Licensee will attach copies of these Paragraphs and Articles to all Sublicenses.

4.3 Any Sublicense granted by Licensee shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and University, at the option of the Sublicensee, upon termination of this Agreement under Article 11.0. Any conversion is subject to University approval and contingent upon acceptance by the Sublicense of the remaining provisions of this Agreement.

4.4 Obligations of Licensee. With respect to the right to Sublicense granted pursuant to this Section, Licensee shall:

4.4.1 Assume responsibility for its Sublicensees and not grant any rights that are inconsistent with the rights and obligations of this Agreement. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed a breach by Licensee of this Agreement;

4.4.2 Not receive, or agree to receive, anything of value in lieu of cash, other than (i) corporate or limited liability company or partnership equity or (ii) a license of intellectual property rights (and then only as the value for such intellectual property rights are determined in accordance with Section 8.5.3), as consideration from a third party under a Sublicense granted pursuant to Article 4.1 and

4.4.3 Promptly provide University the name and address of each Sublicensee with whom it concludes a Sublicense, and forward to University a copy of each executed Sublicense within [***] of the date of execution of such Sublicense.

4.5 Sublicense to Non-Profit and Academic Institutions. Licensee, at its discretion, may grant to any non-profit or academic institution a non-exclusive, royalty-free sublicense to use the Licensed Patents for non-commercial research, teaching, and/or educational related purposes only.

4.6 Right to Disclose Licensed Know-How. Notwithstanding anything to the contrary herein, Licensee shall be permitted to provide or disclose the Licensed Know-How to (i) Sublicensees, or (ii) contract research organizations, service providers, collaborators and other third parties working with or on behalf of Licensee or its Sublicensees (and Sublicensees shall be permitted to disclose the Licensed Know How to the foregoing third parties) provided that (a) any such provision or disclosure is reasonably necessary or useful for the research, development, or commercialization of Licensed Products and (b) any such disclosure of any such Licensed Know-How that constitutes Confidential Information of University (other than information set forth in Section 2.5(i)-(v)) shall be subject to Section 5.2 hereunder.

5.0 Confidential Information

5.1 Patent and Business / Technical Information. Licensee acknowledges that it has previously received copies of all patents and patent applications comprising the Licensed Patents. Subject to Section 2.5(i)–(v), (A) all information and correspondence relating to the Licensed Patents received from University or University’s patent counsel is considered the University’s Confidential Information, whether or not marked as confidential and (B) all information and correspondence provided by Licensee in notices or reports required hereunder is considered Licensee’s Confidential Information, whether or not marked as confidential.

5.2 Confidentiality Obligation. Beginning on the Original Effective Date and continuing throughout the term of this Agreement and thereafter for a period of [***], neither party will at any time, without the express prior written consent of the other, use, disclose or otherwise make known or available to any third party any Confidential Information of the other party. Notwithstanding the foregoing, (i) Licensee, as the receiving party of University’s Confidential Information, shall be permitted to use such Confidential Information as reasonably necessary to exercise its rights, including its licensed rights under the Licensed Patents and Licensed Know-How granted hereunder, and perform its obligations hereunder, and (ii) University, as the receiving party of Licensee’s Confidential Information, shall be permitted to use such Confidential Information as reasonably necessary to enforce its rights hereunder (respectively, (i) and (ii), the “Purpose”). The receiving party will utilize reasonable procedures to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees, consultants, attorneys, advisors, agents, or Affiliates, and with respect to Licensee, its Sublicensees or third party contract research organizations, collaborators, service providers or manufacturers, on a reasonable “need-to-know” basis, solely for the Purpose. In addition, Licensee is authorized to release Confidential Information of University to (i) potential Sublicensees for the purpose of negotiating and granting a Sublicense and (ii) potential investors in Licensee or its Affiliates, provided that Licensee takes reasonable precautions to safeguard such Confidential Information of University. Moreover, Licensee shall be entitled to disclose Confidential Information in patent filings and other government regulatory filings such as but not limited to FDA filings without the prior consent from University. Notwithstanding the foregoing the restrictions of this Article 5.2 do not apply to Confidential Information required to be disclosed by court order or operation of law, provided that receiving party (i) to the extent possible first gives prompt written notice of such disclosure requirement to the disclosing party so as to enable disclosing party to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at disclosing party’s request in any such efforts by disclosing party at disclosing party’s costs.

5.3 Licensee’s Confidential Information. Except as required by law, University will maintain in confidence all of Licensee’s Confidential Information. In the event of a request for such information made of University by any third party, University shall promptly inform Licensee of such request and except as required by law shall not disclose any of Licensee’s Confidential Information without Licensee’s prior written consent.

5.4 Disclosure of Terms of Agreement to Inventors. University may disclose to the Inventors of the Licensed Patents the terms and conditions of this Agreement upon their request. If such disclosure is made, University shall ensure that the Inventors undertake to keep such information confidential.

6.0 Diligence

6.1 Diligence Obligations. Licensee, during the term of this Agreement, must utilize commercially reasonable efforts to (i) proceed with the development, manufacture, sale, and other commercial exploitation of the Licensed Patents, (ii) create a reasonable supply of Licensed Products to meet demand, (iii) adhere to the Commercial Development Plan in Appendix B and (iv) perform the Benchmarks in Appendix C. The efforts of a Sublicensee or an Affiliate will be considered the efforts of Licensee. Any amendment to the Commercial Development Plan and/or Benchmarks must be mutually agreed to in writing by University and Licensee, and attached to this Agreement. Licensee shall provide a written report [***] after the Original Effective Date describing the Licensee’s progress during the preceding year toward achievement of the Commercial Development Plan and Benchmarks. Such report shall include, as a minimum, information sufficient to enable University to satisfy relevant reporting requirements of the U.S. government and to ascertain Licensee’s progress toward meeting the diligence requirements of this Article 6.0.

6.2 First Commercial Sale. Licensee agrees to use commercially reasonable efforts to cause the first Licensed Product to be available for commercial use or sale no later than the corresponding date set forth in Appendix C. Upon the First Commercial Sale of Licensed Product, until the expiration of this Agreement, Licensee must continue to use its commercially reasonable efforts to keep Licensed Product reasonably accessible to the public. The efforts of a Sublicensee or an Affiliate will be considered the efforts of Licensee.

6.3 Milestone Extension Payments. Not more than [***] times, exercisable at its sole discretion at any time during the term of this Agreement, Licensee may elect to extend the date for achievement of any Benchmark set forth in Appendix C by a period of [***], by paying University a non-refundable fee in the amount of [***] dollars (the “Milestone Extension Fee”). Upon University’s receipt of the Milestone Extension Fee, the applicable Benchmark will become due [***] after the then-applicable deadline for such Benchmark, and the deadline for each subsequent Benchmark, if any, shall also be extended by [***]. For avoidance of doubt, Licensee may exercise no more than [***] separate extensions of Benchmarks during the term of this Agreement.

6.4 Failure to Meet Diligence Obligations. If Licensee materially breaches the diligence obligations set forth in this Article 6.0 (Diligence) and does not remedy such failure upon written notice specifying such failure by University to Licensee within [***] or other longer reasonable time at University’s sole discretion, for Licensee to remedy such failure, University may terminate this Agreement or, at University’s sole discretion, terminate the exclusivity of the license granted herein in any case in accordance with the options for termination set forth in Section 11.2 of this Agreement. Notwithstanding the foregoing, Licensee may from time to time request to amend the Benchmarks in Appendix C prior to Licensee’s failure to meet any such Benchmarks. Accordingly, upon such written request by

Licensee, University agrees to negotiate in good faith to extend the Benchmarks for a reasonable and appropriate period of time to be mutually agreed, if at all, by the parties at the time of such request if Licensee includes in its request for such an extension (a) a reasonable explanation for Licensee’s failure to achieve one or more Benchmarks by the applicable deadlines for achievement thereof set forth in Appendix C then currently in effect (which reasonable explanation will not include lack of finances of Licensee) and (b) a reasonable update to the Commercial Development Plan to continue to progress the development of the Licensed Products, including the dates on which Licensee believes, in its good faith judgement, that it will achieve the updated or amended Benchmarks that Licensee has not achieved to date. In such case of a mutually agreed extension, University shall not be entitled to terminate the Agreement or the exclusivity of the license granted herein unless Licensee materially fails to adhere to the extended Diligence Obligations according to the foregoing.

6.5 Financial Capability. At all times during the term of this Agreement, Licensee shall maintain the financial capability to meet the Diligence Obligations of Articles 6.1 and 6.2. Upon inquiry by University, Licensee will provide any requested assurances and disclosures, including, but not limited to, financial records that will demonstrate its financial capability.

7.0 Patent Prosecution and Cost Recovery

7.1 Patent Prosecution. [***] will have sole control over the filing, prosecution, maintenance, and management of any and all issued patents and pending and future patent applications encompassing the Licensed Patents, as of the Original Effective Date; provided that [***] will identify in writing to [***] countries (“Identified Countries”) in which to file, prosecute, and/or maintain patent applications or patents of the Licensed Patents. [***] will select all outside counsel for prosecution of the Licensed Patents, which counsel shall be reasonably acceptable to [***], and such counsel will represent [***] in such prosecution. [***] will keep [***] fully informed, at [***] expense, of all prosecution related actions, including submitting to [***] copies of all official actions and responses, and will reasonably cooperate with [***] to whatever extent is reasonably necessary to provide [***] the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patents and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patents, which comments and suggestions will be considered by the other party. All reasonable comments provided by [***] will be reasonably incorporated by [***]. [***] shall not abandon any of the Licensed Patents without the prior written consent of [***].

7.2 Non-Identified Countries. At [***] option, in countries other than the Identified Countries (“Non-Identified Countries”), [***] may prepare, apply for, seek prompt issuance of, and maintain during the term of this Agreement patent application and patents encompassing the Licensed Patents using patent counsel selected by [***]. The preparation, prosecution, filing and maintenance of all patents and patent applications contained in the Licensed Patents in Non- Identified Countries shall be the primary responsibility of [***]. License grants referred to in Article 3.0 of this Agreement shall not apply to such patents and applications. At the request and expense of [***], and at the [***] sole discretion, [***] may advise [***] with regard to any actions taken with respect to the Licensed Patents in a Non-Identified Country.

7.3 Patent Fee Reimbursement. [***] will reimburse [***] for all fees and costs relating to the filing, prosecution, and maintenance of patent applications relating to Identified Countries, including without limitation, interferences, oppositions, and reexaminations, and the maintenance and defense of patents in Licensed Patents, including fees and cost incurred and invoiced prior to (as stated in Appendix D according to clause 7.3.1), on, and after the Original Effective Date. Such fees and costs will not include costs incurred by [***] in the use of its own resources, such as employee time, and will not extend to patenting fees and costs incurred by [***] after termination of this Agreement. Unless otherwise specified in Appendix D, [***] will pay invoices for such fees and costs submitted by [***] upon receipt of any such invoice. In any country where [***] fails to pay fees and costs invoiced to [***] by [***] within [***] of the date of such invoice and does not remedy such payment failure within [***] from written notice by [***] to [***] to this effect, [***] may file, prosecute and/or maintain a patent application or patent at its own expense and for its own exclusive benefit, and Licensee thereafter will not be licensed under such patent or patent application.

7.3.1 Past Patent Reimbursement. Licensee will reimburse University for [***].

7.3.2. In the event that University grants or has granted any additional licenses under any of the Licensed Patents, as may be permitted hereunder, Licensee shall thereafter only be responsible to pay a portion of such fees and costs relating to any Licensed Patents accruing during the period in which such additional licenses are effective, calculated by multiplying such costs and expenses by a fraction, the numerator of which is [***] and the denominator of which is [***]. Each time that an additional license is granted by University or lapses under any such Licensed Patent, Licensee’s responsibility for payment hereunder shall thereafter (prospectively only) be further reduced or increased in the same manner.

7.4 Election to Discontinue Licensed Patents. Licensee’s obligation to pay patent costs as specified in Article 7.3 of this Agreement shall continue for as long as this Agreement remains in effect; provided however, that Licensee may terminate its obligation with respect to any given patent application or patent upon [***] written notice to University. University will use its best efforts during the [***] period to minimize any additional patent costs upon receipt of notice from Licensee. University may elect to file, prosecute, and/or maintain such applications(s) or patent(s) at its sole discretion and expense; provided however, that Licensee shall have no further right or license regarding such patent application and related Licensed Patents.

7.5 Extension of Licensed Patent(s). Licensee may request that University have the normal term of any Licensed Patents extended or restored under a country’s procedure of extending patent term for time lost in governmental regulatory approval processes, and the expense of doing so shall be borne by Licensee. Licensee shall assist University to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 8.0 shall be payable until the end of the extended life of the patent. Licensee shall have the sole decision-making authority whether to effect the extension of such patents but will reasonably factor University’s input into any such decision.

8.0 Licensing Fees and Royalties

8.1 Upfront License Consideration. Holdings issued to University [***], satisfying in full the obligations under Section 8.1 in the Prior Agreements.

8.2 Patent Cost Reimbursement. In addition to the foregoing Upfront License Consideration, Licensee will reimburse University for (i) [***]; and (ii) [***].

8.3 Minimum Annual Royalties. During the term of this Agreement, Licensee agrees to pay Minimum Annual Royalties according to the following schedule; such Minimum Annual Royalties are due in full and payable on January 1st of each year and are creditable against Earned Royalties on a non-cumulative basis which are due and payable in the same year.

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8.4 Earned Royalties. During the term of this Agreement, Licensee agrees to pay to University [***]% of the Net Sales Revenue up to cumulative Net Sales Revenue of [***] and [***] % of the cumulative Net Sales Revenue above [***] for Licensed Product(s) sold by Licensee and its Sublicenses (the “Earned Royalty”). Earned Royalty payments are due and payable within [***] of the end of each calendar quarter.

8.4.1 Stacking of Earned Royalties. In the event Licensee reasonably determines that it is required to obtain one or more licenses from any third party in order to develop, use or commercialize a Licensed Product, then Licensee may offset up to [***] percent ([***] %) of the Earned Royalties due to University pursuant to Article 8.4 for sale of a Licensed Product based on the royalties actually paid to the third-party. In no event shall Earned Royalties payable under Article 8.4, as the case may be, be reduced by more than [***] percent ([***] %) of such Earned Royalties as would otherwise be due.

8.5 Sublicense Payments. Except with regard to Sublicenses granted by Licensee to Affiliates Licensee agrees to pay to University:

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“Sublicensing Non-Royalty Revenue” means all cash and non-cash considerations received from Sublicensees for Sublicenses granted by Licensee to and in Licensed Patents (except for Sublicenses to Affiliates), excluding royalties or profit share payments which correspond to royalties paid pursuant to Article 8.4, loans, equity investments, reimbursement of patent expenses and research and development support.

For clarity purposes, “Sublicensing Non-Royalty Revenue “ includes all upfront payments, license fees, options fees, option exercise fees, milestone payment and similar consideration paid by a Sublicensee that is not an Affiliate to Licensee as consideration for the Sublicense of the Licensed Patents; provided, however, that Sublicensing Non-Royalty Revenue shall exclude any consideration paid in connection with or related to (i) any research and development of the Licensed Products, (ii) any investments in Licensee or its Affiliates to acquire Licensee’s or its Affiliates’ securities, and (iii) and any Acquisition of Licensee or its Affiliates. In no event shall Licensee pay Sublicense Payments to University of sub- licensing non-royalty revenue and other non-cash consideration deriving from Sublicenses to an Affiliate. Licensee agrees to pay to University the Earned Royalty rate of Article 8.4 as applied to Sublicensee’s Net Sales Revenue for Licensed Product. Sublicense payments are due and payable within [***] of the end of each calendar quarter in which such consideration is received by Licensee.

8.5.1. In the event that Sublicensing occurs prior to Milestone Payments as set out in Article 8.6, Milestone Payments shall remain payable, however no Sublicense Payment shall be payable pursuant to this Article 8.5 for any portion of payments received from Sublicensees that are in fulfillment of a Milestone paid to University pursuant to Article 8.6 hereof.

8.5.2. In the event that the Licensed Patents are sublicensed as a “bundle” with other technologies, the value attributable to the Licensed Patents will be a commercially reasonable value as determined by Licensee, providing that (a) proper documentation supporting that valuation is provided by Licensee to University, and (b) if University reasonably disputes that valuation, then in any dispute resolution the burden will be Licensee’s to support its valuation.

8.5.3. In the event that non-cash consideration in the form of a license to intellectual property rights is received as Sublicensing Non-Royalty Revenue, Sublicensing Non-Royalty Revenue shall be calculated based on the fair market value of such non-cash consideration, or, at Licensee’s election, Licensee may distribute University’s share to University in kind; provided that Licensee may only elect to make such a distribution if such non-cash consideration is a freely transferable security (except for such restrictions on transfer imposed by law). For clarity, a cross-license of intellectual property rights that are necessary for Licensee to make, have made use, have used, sell, offer for sale, have sold, export and import Licensed Products, and other routine contractual covenants that do not involve the payment of any monetary consideration and are customary in the type of transaction that the Sublicense is included in (including covenants providing for the research, development, supply, and commercialization responsibilities of the Sublicensee, confidentiality provisions, licenses or other rights or forbearances with respect to improvements and other technologies and intellectual property, retention of co-promotion rights or options to obtain co-promotion rights to the Licensed Product(s) covered by such Sublicense, and indemnification) shall not be deemed non-cash consideration. In addition, to the extent that Licensee enters into a cross-license with a third party to achieve freedom-to-operate for Licensed Products while providing the third party with freedom-to-operate with respect to all or some portion of the Licensed Patents, the value of the licenses to Licensee as part of such cross-license, and the other routine contractual covenants by other parties to such cross-license, shall not be deemed to give rise to Sublicensing Non-Royalty Revenue for purposes of this Agreement. In addition, no change of control transaction shall be deemed to be a Sublicense nor to give rise to Sublicensing Non-Royalty Revenue hereunder.

8.6 Milestone Payments. Licensee agrees to pay University the milestone payments per Licensed Product as set forth below:

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Licensee must notify University in writing within [***] upon the achievement of each Milestone, such notice to be accompanied by payment of the appropriate Milestone Payment.

8.7 No Royalty Deductions for Charges Imposed. Licensee will be responsible for the payment of all taxes, duties, levies, and other charges including, but not limited to sales, use, gross receipts, excise, VAT, ad valorem and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges imposed by any taxing authority with respect to the royalties payable to University under this Agreement. Should Licensee be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to University, then the sum payable to University must be increased by the amount necessary to yield to University an amount equal to the sum it would have received had no withholdings or deductions been made. University will cooperate with Licensee in the event Licensee elects to assert, at its own expense, University’s exemption from any such tax or deduction.

8.8 No Duplication of Royalty Payment Due to Licensed Patents. No multiple royalties will be payable to University because any Licensed Product or its manufacture, use, or sale are or will be covered by more than one patent application or issued patent included as part of Licensed Patents.

8.9 [***] License Fee. Upon the written request of Licensee, University will negotiate in good faith with Licensee for [***].

Payment and Reports

9.0 Reports.

9.1.1 Progress Reports. Until Licensee or any Sublicensee engages in commercial use or sale of Licensed Products, Licensee must prepare and submit to University within [***] of December 31st of each year a report regarding the progress of Licensee and any Sublicensees in developing Licensed Products for commercial exploitation. This report must include such particulars as are necessary to demonstrate compliance with the diligence obligations set forth in Article 6.0 (Diligence) of this Agreement including, but not limited to [***].

9.1.2 Royalty Reports. With each royalty payment, Licensee must include a report setting forth such particulars of the business conducted by Licensee, Affiliate, and each Sublicensee during the preceding calendar quarter as will be pertinent to royalty accounting as specified in this Agreement. This report must include at least [***]. If no sales of Licensed Products were made and no Sublicense revenue was received by Licensee during any reporting period, Licensee shall so report.

9.2 Payments.

9.2.1 Earned Royalties shall accrue when Net Sales Revenue on Licensed Products is received by Licensee, Sublicensee or Licensee’s Affiliate.

9.2.1. Licensee must pay Earned Royalties to University quarterly within [***] of each of the following dates: March 31, June 30, September 30, and December 31 of each year.

9.2.2 Form of Payments. All payments required under this Agreement must be made in U.S. dollars by check or money order payable to the University of Rochester, and delivered to University as specified in this Agreement; or, if so directed in writing by University, in such currency, form, and to such account as University may designate. The royalties on sales in currencies other than U.S. Dollars must be calculated using the appropriate foreign exchange rate for such currency quoted in The Wall Street Journal on the last business day of the calendar quarter in which the Net Sales Revenue occurred. All non-U.S. taxes related to royalty payments must be paid by Licensee and are not deductible from the payments due University.

9.2.3 Late Fee. Any payment due to University under terms of this Agreement that is more than [***] past due shall bear interest until paid at a per annum rate equal to [***] percent ([***] %) as set forth by The Wall Street Journal on the date on which such payment is due. The payment of such interest amount must be made at the time the overdue payment is made. The payment of such interest amount will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0 Record Keeping

10.1 Records. Licensee, its Affiliates, and Sublicensees, must keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. Licensee must keep these records and books for a period of [***] following the end of the Licensee’s fiscal year to which the information pertains.

10.2 Audit Rights. Licensee will, at the request of University, permit one or more accountants selected by University (“Accountant”) to have access to Licensee’s records and books of account with a reasonable notice during ordinary working hours to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in which the Licensee failed to report or make payment pursuant to the terms of this Agreement.

10.3 Confidentiality of Audit. The Accountant must not disclose to University any information relating to the business of Licensee except that which is strictly necessary to inform University of:

(a) the accuracy or inaccuracy of Licensee’s reports and payments; (b) compliance or noncompliance by Licensee with the terms and conditions of this Agreement; (c) the extent of any inaccuracy or noncompliance; and (d) any information that the accountant believes materially relates to Article 10.2 of this Agreement. Information disclosed by the Accountant to University shall be considered Confidential Information of Licensee. University shall ensure that the Accountant is bound by similar confidentiality as obligations as apply to University according to Article 5.

10.4 Audit Findings. Should the Accountant believe there is an inaccuracy in any of the Licensee’s payments or noncompliance by the Licensee with any of such terms and conditions, the Accountant will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account. In the event that Licensee’s royalties calculated for any quarterly period are underreported by more than [***] percent ([***]%), [***] will be borne by Licensee; otherwise, University will bear [***].

11.0 Term and Termination of Agreement

11.1 Term. The term of this Agreement will commence on the Original Effective Date and will continue until the last of the Licensed Patents expires (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries of territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries), unless sooner terminated in accordance with the provisions set forth in this Article 11.0 (Term and Termination of Agreement) of this Agreement.

11.2 Termination for Breach; Acknowledgment. University may terminate this Agreement effective [***] after Licensee’s receipt of University’s Notice of Termination, if Licensee (a) materially breaches this agreement through default in payment of Earned Royalties, distributions or in providing reports, (b) intentionally provides a false report, or (c) otherwise materially breaches this Agreement and, in each case, does not cure such breach within [***] after receiving the Notice of Termination by University. Licensee agrees that any and all diligence requirements and milestones are material license terms, as are all royalty and payment requirements.

University acknowledges and agrees (1) that all of the fees, expenses or other consideration (including equity consideration) payment obligations arising under the Prior Agreements that are due prior to the date of this Agreement have been paid or otherwise satisfied in full and that no further equity is due or payable to University from the continuing parties pursuant to this Agreement or otherwise, and (2) that the continuing and prior parties to this Agreement have satisfied all of the covenants and obligations arising from or related to the Prior Agreements that were required to be performed prior to the date of this Agreement.

11.3 Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Licensee makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property; or (d) Licensee adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

11.4 Licensee’s Right to Terminate. Licensee will have a right to terminate this Agreement with or without cause, upon [***] prior written notice to University.

11.5 No Other Remedies Affected. The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

11.6 Termination Ends Grant of Rights. Termination of this Agreement will terminate all rights and licenses granted to Licensee under Article 3.0 of this Agreement.

11.7 Effect of Termination on Sublicense. Upon termination of this Agreement, any and all existing Sublicenses will terminate or convert to a license directly between the Sublicensee and the University pursuant to Article 4.3 of this Agreement.

11.8 Effect of Termination on Financial Obligations. Termination by University or Licensee under the options set forth in this Agreement will not relieve Licensee from any financial obligations to University arising from this Agreement that accrue prior to or after termination, or from performing according to any and all other provisions of this Agreement that survive termination.

11.9 In the event that there remain no valid, enforceable, and infringed Licensed Patents covering Licensed Products, then (a) following termination Licensee and any Sublicensees will have no further obligation to pay royalties thereon or to account to University therefor and (b) the license to Licensed Know-How set forth in Section 3.1(ii) will survive and continue to apply to any products that were Licensed Products.

11.10 Final Report. Within [***] of termination of this Agreement, Licensee shall submit a final report. Any royalty payments or patent expense reimbursements due to University will become immediately due and payable upon termination.

12.0 Notices

Any notice or other communication will be in writing and will be deemed to have been properly given and be effective (i) upon the date of delivery if delivered in person, by facsimile, or courier service to the respective addresses set forth below, or to such other address as either party will designate by written notice given to the other party, or (ii) [***] after mailing, if mailed by first-class or certified mail, postage paid, or to the respective addresses below. If notice or other communication is given by facsimile transmission or electronic mail transmission, said notice will be confirmed by prompt delivery of the hardcopy original.

In the case of Licensee: Sana

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In the case of University:

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13.0 Proprietary Rights

Licensee will not, by performance under this Agreement, obtain any ownership interest in Licensed Patents or any other proprietary rights or information of University, its officers, inventors, employees, students, or agents.

14.0 Patent Marking

Licensee must mark, and must require any Sublicensee to mark, any and all material forms of Licensed Products or packaging pertaining thereto made and sold by Licensee (and/or by its Sublicensees) in the United States with an appropriate patent marking consistent with the requirements of 35 U.S. Code § 287(a). All Licensed Products shipped to or sold in other countries must be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

15.0 Patent Infringement

15.1 Notification of Infringement. University and Licensee will promptly notify each other of any infringement or possible infringement of the Licensed Patents, as well as any facts that may affect the validity, scope, or enforceability of the Licensed Patents, of which either party becomes aware. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

15.2 Rights to Sue for Infringement. Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, [***] may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patents and defend in its own name, at its own expense, any allegation of invalidity or non-infringement of any of the Licensed Patents brought in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by the [***]; b) in any such suit, enjoin infringement and collect for its use damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patents. [***] will have the first right to bring or defend such suit(s). [***] may request [***] to initiate or join any such suit if necessary to avoid dismissal of the suit. Should [***] be made a party to any such suit at the request of the [***] must reimburse [***] for any costs, expenses, or fees that [***] incurs as a result of such motion or other action, including any and all costs incurred by [***] in opposing any such motion or other action. In all cases, [***] will keep [***] reasonably apprised of the status and progress of any litigation. Before [***] commences an infringement action, [***] must notify [***] and give careful consideration to the views of [***] in deciding whether to bring suit. If [***] notifies the [***] that it will not be bringing suit for infringement of claims of Licensed Patents, [***] shall have the right to bring and control any such action at its own expense and by counsel of its own choosing. If [***] elects not to defend against any declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents, [***], at its option, may do so at its own expense.

15.3 Application of Amounts Recovered. Up to [***] percent ([***] %) of the expenses (including costs, fees, attorneys’ fees and disbursements) paid by Licensee with respect to an action commenced or defended under Article 15.2 may be credited against the Earned Royalties payable to University under Article 8.4 under the Licensed Patents in the country in which such a suit is filed. In the event that [***] percent ([***] %) of such expenses exceed the amount of Earned Royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any one year to less than the Minimum Annual Royalties set forth in Article 8.3. Any recovery made by Licensee, through court judgment or settlement, first must be [***]. Any remaining recoveries shall be [***].

15.4 [***] will cooperate fully with [***] in connection with an infringement action initiated under Article 15.2. [***] will promptly provide access to all necessary documents and render reasonable assistance in response to a request by [***].

16.0 Patent Validity

16.1 If any claim challenging the validity or enforceability of any of Licensed Patents will be brought against either party, such party will promptly notify the other. [***], at its option, will have the first right, exercisable within [***] after notification by [***] or [***] of such action, to initiate the defense of the claim at [***] expense. If [***] does not initiate such defense within such time period then [***] shall have the right to take over such defense of such claim at its sole expense. Notwithstanding anything to the contrary, neither party shall compromise or settle any such defense of such claim described in this Section 16.1 in a manner that (a) admits the invalidity or unenforceability of any Licensed Patent or (b) admits any liability by or imposes any obligation on the other party, in each case ((a) and (b)), without the prior written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed.

16.2 If Licensee or third party challenges the validity or enforceability of any of Licensed Patents, Licensee will not suspend any payments due University until such time as the Licensed Patents are determined to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

17.0 Use of Names

Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that all parties may state the existence of this Agreement and the fact that all parties entered into it. For any other use other than the foregoing, Licensee hereby expressly agrees not to use the name “University of Rochester” without prior written approval from University and University expressly agrees not to use the name “Oscine” or “Sana” without prior written approval from Licensee.

18.0 Representations and Warranties and Certain Covenants

18.1 University Representations, Warranties and Certain Covenants regarding Licensed Patents. University represents and warrants as of the Effective Date of this Agreement that it: (a) it is the sole owner of the Licensed Patents, other than those Licensed Patents specifically identified by [***] and [***] in Exhibit A (the “[***] Patents”) for which [***] has granted University the sole right to license under that certain [***]; (b) the list of the Licensed Patents contained in Appendix A is accurate and complete in all respects; (c) has the right to grant the licenses in and to Licensed Patents and Licensed Know as set forth in this Agreement; and (d) it has not granted any licenses under the Licensed Patents which would conflict with the rights granted herein. In addition, with respect to [***], University represents, warrants and covenants that (i) it has the sole right and authority to grant licenses and other rights including rights of patent prosecution and enforcement under [***] interest in and to [***], (ii) University and [***] have entered into that the [***], which authorizes University to grant the rights granted hereunder with respect to the [***] Patents, and (iii) University will not terminate [***] or permit [***] to be terminated without the express written consent of Licensee, and University will not commit any act or omission that would give rise to [***] right to terminate [***] .

18.2 Disclaimers. Nothing in this Agreement will be construed as:

(a) A representation or warranty by University as to the patentability, validity, scope, or usefulness of Licensed Patents;

(b) A representation or warranty by University that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or University patents or other proprietary rights not included in Licensed Patents; or

(c) An obligation to bring or prosecute actions or suits against third parties for patent infringement.

UNIVERSITY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, THE LICENSED PRODUCTS, OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO LICENSEE UNDER THIS AGREEMENT. UNIVERSITY’S TOTAL LIABILITY UNDER THIS AGREEMENT IS LIMITED TO THE COSTS AND FEES PAID TO UNIVERSITY UNDER THIS AGREEMENT.

19.0 Indemnification

19.1 INDEMNIFICATION BY LICENSEE. LICENSEE AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS UNIVERSITY, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, OFFICERS, TRUSTEES, AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS, OR OTHER PROCEEDINGS (THE “CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF [***]

[***]; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY CLAIMS ARISING FROM THE [***]. LICENSEE WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS ARTICLE 19.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

19.2 INDEMNIFICATION BY UNIVERSITY. UNIVERSITY AGREES THAT IT WILL DEFEND, INDEMNIFY, AND HOLD HARMLESS LICENSEE, ITS AFFILIATES AND SUBLICENSEES AND THEIR EMPLOYEES, CONSULTANTS, DIRECTORS, OFFICERS, CUSTOMERS, AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS, OR OTHER PROCEEDINGS (THE “CLAIMS”) FILED OR OTHERWISE INSTITUTED BY THIRD PARTIES AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF [***]; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY CLAIMS ARISING FROM [***]. UNIVERSITY WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS ARTICLE 19.2, INCLUDING, BUT NOT LIMITED TO, PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

19.3 NOTICE. IT SHALL BE A CONDITION PRECEDENT TO AN INDEMNIFIED PARTY’S RIGHT TO SEEK INDEMNIFICATION UNDER ARTICLE 19.1 OR 19.2 THAT SUCH PARTY SHALL (A) PROMPTLY NOTIFY THE INDEMNIFYING PARTY OF A CLAIM AS SOON AS IT BECOMES AWARE OF SUCH CLAIM, (B) ALLOW THE INDEMNIFYING PARTY TO ASSUME CONTROL OF THE DEFENSE OF SUCH CLAIM, AND (C) COOPERATE WITH THE INDEMNIFYING PARTY IN SUCH DEFENSE.

19.4 Special Damages. No party shall be liable for any indirect, special, consequential, or other similar damages whatsoever whether grounded in tort, strict liability, contract, or otherwise. The University shall not have any responsibility or liability whatsoever with respect to Licensed Products.

20.0 Applicable Laws

20.1 Compliance with Laws. Licensee will abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of Licensed Products under this Agreement.

20.2 Export Control Laws. It is understood that University is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the United States Government. University represents neither that a license will not be required nor that, if required, such a license will be issued.

20.3 Governing Law. This Agreement will be construed in accordance with, and its performance will be governed by, the laws of the State of New York, without giving effect to the principles of conflict of laws of New York. [***]

21.0 Dispute Resolution

21.1 The parties will negotiate in good faith any controversy or disputed claim by either party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the parties within [***] of the commencement of negotiations, the parties will submit to mediation before a mutually acceptable mediator. Such mediation shall be completed within [***] of the end of the [***] negotiation period, unless extended by mutual agreement. The parties will split the mediator costs equally, and each party will pay its own costs of preparing for and participating in the mediation. If the controversy or dispute remains unresolved at the end of the mediation, then any party may proceed to resort to the courts of the [***] for resolution.

22.0 General

22.1 Severability. If any provision of this Agreement will be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

22.2 No Waiver. No omission or delay of any party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

22.3 Amendments. No amendment or modification hereof will be valid or binding upon the parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Licensee.

22.4 Assignment. This Agreement, and any rights or obligations hereunder, may be assigned by University to affiliated entities within the University of Rochester system, such as a technology transfer entity or other affiliated University entity. University shall give prior written notice to Licensee of any assignment of its rights and/or obligations under this Agreement according to the foregoing provisions. Unless otherwise follows from the Agreement, Licensee will not assign, transfer, or delegate in whole or in part this Agreement, and any of its rights or obligations hereunder without University’s express written approval, such approval not to be unreasonably withheld. Notwithstanding the foregoing, Licensee shall be entitled to transfer all of Licensee’s rights and obligations hereunder to (i) Affiliates, or (ii) in connection with an Acquisition of Licensee or its Affiliates without University’s express written approval. Any attempted assignment, transfer, or delegation in breach of this provision will be deemed to be void and to have no effect, and will entitle University to terminate this Agreement upon written notice to Licensee. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

22.5 Headings; Interpretation. The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The word “law” when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity.

22.6 University’s Disclaimers. Neither University, nor any of its faculty members, scientists, researchers, employees, officers, trustees, or agents assume any responsibility for the manufacture, product specifications, sale, or use of the Licensed Products that are manufactured by or sold by Licensee.

22.7 No Endorsement. By entering into this Agreement, University neither directly nor indirectly endorses any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee will not state or imply that this Agreement is an endorsement by University or its employees.

22.8 Independent Contractors. The parties hereby acknowledge and agree that each is an independent contractor and that no party will be considered to be the agent, representative, master, or servant of any other party for any purpose whatsoever, and that no party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of any other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between or among the parties.

22.9 Reformation. The parties hereby agree that no party intends to violate any public policy, statutory or common law, rule, regulation, treaty, or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order, to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs, or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

22.10 Force Majeure. No liability hereunder will result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

22.11 Survival. Sections 3.7 (and the provisions set forth therein as described therein), 5.2 (Confidential Information) and 11.7, 11.8 and 11.10 (Term and Termination); and Articles 10.0 (Record Keeping), 18.0 (Representations and Warranties), 19.0 (Indemnification), 20.0 (Applicable Law), 21.0 (Dispute Resolution), and other provisions that by their context would survive, will survive the termination of this Agreement.

22.12 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties set forth below agree to the amendment and restatement of the Agreement as set forth herein.

OSCINE CORP.		UNIVERSITY OF ROCHESTER

By:	/s/ Christina Trojel-Hansen	By:	/s/ Scott J. Catlin
Name: Christina Trojel-Hansen, Ph.D.		Name: Scott J. Catlin
Title: Chief Executive Officer		Title: AVP, Technology Ventures
Date: September 10, 2020		Date: September 3, 2020

SANA BIOTECHNOLOGY, INC.

By:	/s/ Christian Hordo
Name: Christian Hordo
Title: Chief Business Officer
Date: September 10, 2020

IN WITNESS WHEREOF, Holdings consents and agrees to the amendment and restatement of the Agreement as set forth herein and the termination of it as a party thereto.

OSCINE HOLDINGS LLC

By:	/s/ Christina Trojel-Hansen
Name:	Christina Trojel-Hansen, Ph.D.
Title:	Manager
Date:	September 10, 2020

APPENDIX A

Licensed Patents as of the Effective Date

[***]

APPENDIX B

Commercial Development Plan

For development of stem cells therapy products, reasonable effort will be dedicated to achieving the following milestones for product development and clinical trials:

[***]

APPENDIX C

Benchmarks

The Licensee (including the efforts of its Sublicensee) shall make commercially reasonable efforts to meet the following Benchmarks:

[***]

APPENDIX D

Prior Patent Cost Reimbursement Payment Schedule

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